Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA INC. APPOINTS JOSEPH D. ENNEN AS CHIEF EXECUTIVE OFFICER

TORONTO-April 1, 2019-SunOpta Inc. ("SunOpta") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced the appointment of Joseph D. Ennen as Chief Executive Officer, effective April 1, 2019.  Interim CEO Katrina L. Houde will continue her position on SunOpta's Board of Directors, a position she has held since 2000, and will work closely with Mr. Ennen to ensure a seamless transition. In conjunction with this appointment, Mr. Ennen will also become a member of the SunOpta Board of Directors.

Mr. Ennen brings more than 30 years of extensive food and beverage experience, holding senior management positions at leading companies, including Columbus Manufacturing, Safeway, Pepsico/Frito Lay, ConAgra Foods, Kellogg's and General Mills. Throughout his career, Mr. Ennen has consistently demonstrated a successful record of delivering top and bottom-line results, by building high performing teams, leading change through his relentless focus on execution and his ability to achieve strategic, operational and financial objectives, while fostering positive relationships and confidence with all stakeholders. Mr. Ennen was most recently at Columbus Manufacturing, where he served as President, CEO from early 2015 until its sale to Hormel Foods in December 2017. During his three years at Columbus Manufacturing, Mr. Ennen grew revenue 35%, EBITDA 60%, improved gross margins 500 bps and generated 38% of sales from new and renovated items. Mr. Ennen led the company through a successful sale process to Hormel Foods, receiving an award for the middle market deal of the year in 2018. Prior to his role at Columbus Manufacturing, Mr. Ennen was Senior Vice President and General Manager of Own Brands for Safeway, where he led the $7 billion Own Brands group. Under his leadership, Mr. Ennen restructured the business model, rebuilt underperforming categories and launched over 900 new products annually. Mr. Ennen has a rich history of attacking cost structures, commercializing innovation and leading high performing teams to deliver consistent results.

Dean Hollis, Chairman of SunOpta, said, "We are pleased to announce the hiring of an extraordinarily talented, passionate and driven leader. Joe has a proven history of delivering results and a strong sense of urgency. We are confident Joe is the right person to continue our Value Creation Plan and lead the company to future growth. Joe's track record of attacking costs, improving margins, driving growth and commercializing a robust innovation agenda makes him the ideal leader for SunOpta."

Mr. Hollis continued, "On behalf of the Board, I would also like to thank Kathy Houde for her role as interim CEO during this transition period. We look forward to continuing to benefit from Kathy's experience as an ongoing member of the Board of Directors."

"I am honored to have been selected as the new CEO of SunOpta and look forward to partnering with the Board and the entire SunOpta team to deliver sustainable, long-term growth," said Mr. Ennen. "Over the last several years, I have thoroughly enjoyed the challenge of implementing high growth business plans and leveraging strategic board, investor and advisory relationships. I am committed to continuing the Value Creation Plan and confident that with our portfolio of on trend organic, non-GMO ingredients and products we can build a prosperous future for SunOpta and all of its stakeholders."

Joseph D. Ennen Biography

Joseph D. Ennen served as President, CEO of Columbus Manufacturing, a food processing company specializing in artisanal salami and other prepared delicatessen meats, from early 2015 until its successful sale to Hormel Foods in December 2017. Before joining Columbus Manufacturing, Mr. Ennen was Senior Vice President and General Manager of Own Brands at Safeway, Inc., a leading supermarket chain, from 2009-2015. Prior to Safeway, Mr. Ennen spent four years as an executive at Pepsico/Frito Lay Division, including Group Vice President, Innovation and Vice President Marketing, Core Brands. Previously, Mr. Ennen held various leadership roles and general management, marketing and finance positions with ConAgra Foods, Kellogg's Company and General Mills. Mr. Ennen graduated from the University of Minnesota with a Bachelor of Science degree in business (Finance and Marketing majors) and an MBA (with concentrations in Marketing and Corporate Strategy) from the University of Michigan.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

Contact

Scott Van Winkle

ICR

617-956-6736

scott.vanwinkle@icrinc.com

Source: SunOpta Inc.